Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑3 of Edison International of our report dated February 22, 2018 relating to the consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Edison International's Annual Report on Form 10‑K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
July 27, 2018